Exhibit 3.20

FILED
ARTICLES OF INCORPORATION	In the office of the Secretary of State of the State of California
OF

PH VENTURES-SAN JOSE	DEC 09 1997

/s/ Bill Jones
BILL JONES, Secretary of State

I

The name of this corporation IS PH VENTURES-SAN JOSE.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. Notwithstanding the foregoing, the purpose of the corporation is limited to invest and hold membership interests in and serve as the managing member of Cerro Plata Associates, LLC, a Delaware limited liability company (the “LLC”) and such other limited liability companies in which this corporation holds a membership interest as may be approved by Institutional Housing Partners, Inc. (collectively, with the LLC, the “LLCs”) and to engage in any lawful act or activity incidental or relating thereto, including, without limitation, all actions, approvals, consents and activities contemplated in the operating agreements and other governing documents of any of the LLCs.

III

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

IV

The corporation is authorised to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

V

The name and address In the State of California of this corporation’s initial agent for service of process is:

Wade H. Cable

19 Corporate Plaza

Newport Beach, CA 92660

VI

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100,000.

VII

The corporation shall have a board of directors consisting of not more than four (4) members, and not fewer than three (3) members. Election of the directors need not be by written ballot unless otherwise provided in the Bylaws or unless a shareholder demands election by ballot in accordance with Section 708(e) of the California Corporations Code.

VIII

The corporation at all times shall cause there to be at least one duly appointed member of the Board of Directors (the “Independent Director”) of the corporation who while serving as a director of the corporation may not be, and during the five years immediately preceding his appointment as a director of the corporation may not have been (and is not affiliated with a company or firm that is or has been): (a) a director of any subsidiary or affiliate of the corporation; (b) a shareholder, officer or employee of the corporation or any of its subsidiaries or affiliates; (c) a customer of or supplier to the corporation or any of its subsidiaries or affiliates; (d) a significant advisor or consultant to the corporation or any of its subsidiaries or affiliates; (e) a party having a personal service contract with the corporation or any of its subsidiaries or affiliates; (f) a person controlling or affiliated with such a shareholder, officer, director, employee, supplier, customer, advisor, consultant or contracting party; (g) affiliated with a tax exempt entity that receives significant contributions from the corporation or any of its subsidiaries or affiliates; (h) the legal or beneficial owner of any share of any stock of the corporation or any of its subsidiaries or affiliates or any successors thereto; (i) the legal or beneficial owner of any ownership interest in the LLC or any successor thereto; or (j) a spouse, parent, sibling or child of any person described in the foregoing clauses (a) through (i) thereof or of any other director of the corporation. As used herein, the term “control” means the whether through ownership of voting securities, by contract or otherwise. Such independent director shall not at any time while serving as a director of the corporation act as trustee-in-bankruptcy for the corporation, the LLC or any affiliates thereof or any successors thereto.

IX

In addition to any director vote required under the California Corporations Code, the corporation shall not be authorized to take any of the following actions, or consent to any of the LLCs taking any of the following actions, without the unanimous vote or consent of all directors:

(a) File or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding or institute any proceeding under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection for debtors generally;

(b) Seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrate, custodian or any similar official for itself or for all or any portion of its property;

(c) Make any assignment for the benefit of creditors of the corporation or any of the LLCs or not pay its debts generally as they become due or declare or effect a moratorium on the debt of any of the LLCs or of the corporation;

(d) Effect any transaction involving any merger or consolidation to which the corporation or any of the LLCs is a party;

(e) Effect the dissolution or winding up of any of the LLCs;

(f) Take any action in furtherance of the foregoing;

(g) Change the purpose of the corporation as set forth in Article II;

(h) Amend the provision set forth in this Article IX or in Articles VIII or X hereof.

X

The corporation shall conduct its business and operations in accordance with the following provisions:

(a) the corporation will not assume liability for the debts or obligations of any other person or entity, and the corporation will not hold itself out as being liable for the debts or obligations of any other person or entity;

(b) none of the liabilities of the corporation shall be paid by its shareholders or any other person or entity without the corporation being obligated for such liabilities;

(c) the corporation shall not guarantee the debt or the performance of any obligation of any of its shareholders or any other person or entity nor shall the corporation pledge any of the assets of the corporation for the benefit of its shareholders or any other person or entity, and no person or entity shall pledge its assets for the benefit of the corporation;

(d) the corporation shall conduct its affairs strictly in accordance with this Article and shall observe all necessary, appropriate, and customary formalities, including, but not limited to, maintaining accurate and separate books, records and accounts (including, but not limited to, transaction accounts with any Affiliate of the corporation). As used herein, Affiliate shall mean any Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term “control” shall mean the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this definition, “Person” shall mean an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity;

(e) the books, records and accounts of the corporation will at all times be maintained in a manner permitting the assets and liabilities of the corporation to be easily separated and readily ascertained from those of any other person or entity;

(f) the corporation will hold itself out to creditors and the public as a legal entity separate and distinct from any other entity, including its shareholders, and will not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other person or entity;

(g) the corporation shall not commingle its assets or funds with those of any other person or entity;

(h) in all dealings with the public, the corporation shall identify itself, and conduct its business, under its own name and as a separate and distinct entity;

(i) the corporation shall independently make decisions with respect to its business and daily operations;

(j) the corporation shall maintain an arm’s length relationship with its Affiliates;

(k) the corporation shall pay the salaries of its own employees;

(l) the corporation shall allocate fairly and reasonably any overhead for shared office space;

(m) the corporation shall file its own tax return;

(n) the corporation shall maintain adequate capital sufficient to carry out these enumerated covenants and conduct its business as described herein;

(o) the corporation shall not acquire obligations of its shareholders; and

(p) the corporation shall not create, incur or assume indebtedness or obligations other than those relating to its ownership of its membership interest in any of the LLCs.

XI

The Board of Directors of the corporation shall have concurrent power with the shareholders to make, alter, amend, change, add to or repeal the Bylaws of the corporation.

XII

Except as otherwise provided in these Articles, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation or to adopt new provisions, in the manner now or hereafter prescribed by the California Corporations Code, as amended from time to time, and all rights conferred on shareholders and directors herein are granted subject to this reserved power.

Date:	December 1, 1997	/s/ David D. Parr
David D. Parr, Incorporator

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF PH VENTURES – SAN JOSE	FILED In the office of the Secretary of State of the State of California MAR 14 2003

/s/ Kevin Shelley
KEVIN SHELLEY, SECRETARY OF STATE

Robert Knobel and Matthew Silva certify that:

1. They are the Vice President and the Assistant Secretary, respectively, of PH Ventures–San Jose, a California corporation (the “Corporation”).

2. Articles VIII, IX and X of the Articles of Incorporation of the Corporation are hereby deleted in their entirety.

3. The foregoing amendments to the Articles of Incorporation have been duly approved by the Board of Directors.

4. The foregoing amendments to the Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California General Corporation Law. The total number of outstanding shares of the corporation is 25,000. The number of shares voting in favor of the foregoing amendments was 100% which equaled or exceeded the vote required. The percentage vote required was more than 50%.

The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

[SIGNATURE PAGE FOLLOWS]

This Certificate of Amendment of Articles of Incorporation of PH Ventures – San Jose is executed at Sacramento, California, this 14th day of March, 2003.

/s/ Robert Knobel, Vice President
Robert Knobel, Vice President

/s/ Matthew Silva, Assistant Secretary
Matthew Silva, Assistant Secretary

[SEAL of the “OFFICE OF THE SECRETARY OF STATE”]